Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION OF

PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES D CONVERTIBLE PREFERRED STOCK

Recruiter.com Group, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of the Series D Convertible Preferred Stock filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on March 29, 2019, as amended by the Certificate of Amendment filed with the Secretary of State on April 22, 2019 (the “Certificate of Designation”).

Section 1 of the Certificate of Designation is hereby amended and restated in its entirety as follows:

Section 1. Designation and Authorized Shares. There shall hereby be created and established a series of preferred stock of the Corporation designated as “Series D Convertible Preferred Stock” (the “Series D Preferred Stock”). The authorized number of shares of the Series D Preferred Stock shall be 2,000,000 shares (the “Preferred Shares”). Each Preferred Share shall have a par value of $0.0001. Capitalized terms not defined herein shall have the meaning as set forth in Section 12 below.

The Board of Directors of the Corporation by a unanimous written consent, dated May 27, 2019, adopted a resolution approving an amendment to the Certificate of Designation to increase the number of authorized shares of Series D Preferred Stock as set forth herein.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Miles Jennings, its Chief Executive Officer, this 29th day of May, 2019.

By:	/s/ Miles Jennings
Name:	Miles Jennings
Title:	Chief Executive Officer

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